EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our reports dated May 2, 2006 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 605 (California Insured Municipals Income Trust, 14th Intermediate Series, Pennsylvania Insured Municipals Income Trust, Series 308 and Virginia Investors Quality Tax-Exempt Trust, Series 101) as of May 2, 2006 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.

                                                          GRANT THORNTON LLP

New York, New York
May 2, 2006